                                                                  EXHIBIT 12.1

                             FLEMING COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                 FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER

                                   2000            1999            1998            1997           1996
                                                        (IN THOUSANDS OF DOLLARS)
Earnings:
 Pre-tax income (loss)          $(200,889)      $ (62,581)      $(598,202)      $  82,685      $  54,573
 Fixed charges, net               198,413         193,263         195,956         197,923        202,184

Total earnings (loss)           $  (2,476)      $ 130,682       $(402,246)      $ 280,608      $ 256,757

Fixed charges:
 Interest expense               $ 174,569       $ 165,180       $ 161,581       $ 162,506      $ 163,466
 Portion of rental charges
    deemed to be interest          23,331          27,626          33,948          35,050         38,356
 Capitalized interest and
    debt issuance cost
    amortization                    2,051           1,117             604           1,186            104

Total fixed charges             $ 199,951       $ 193,923       $ 196,133       $ 198,742      $ 201,926

Deficiency                      $ 202,427       $  62,451       $ 598,379

Ratio of earnings (loss)
    to fixed charges                   --            0.67              --            1.41           1.27

"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.